Exhibit 99.01

OG&E, intervenors reach rate case settlement

Residential customers expected to see no increase

OKLAHOMA CITY – Oklahoma Gas & Electric (OG&E) said today that it has reached a settlement with intervening parties, including the staff of the Oklahoma Corporation Commission and State Attorney General’s office, to its pending Oklahoma rate increase request. The company will present the settlement agreement to the Oklahoma Corporation Commission at a July 22nd hearing.

Components of the stipulated settlement agreement include:

•	An approximate $48 million annual rate increase for OG&E’s Oklahoma customers – the company’s first base rate increase since 2006.
•	A fuel cost reduction that will lower customers’ bills by approximately $138 million over the next 12 months.
•	Approval of the company’s request to increase its monthly credit to participants in the Low Income Home Energy Assistance Program.
•	Approval to implement the company’s senior rate program, which will provide a 5-month, $5 per month credit to seniors who participate in OG&E’s Time of Use program.
•	Approval of the company’s requested recovery rider for implementation of its Norman smart grid program.

“While the rate increase will be less than we had hoped to realize, we believe that this is the best path today for our customers given the challenging economic environment,” said Pete Delaney, OGE Energy Corp. chairman, president and CEO.

Delaney said that the average residential customer will see a monthly increase of approximately $6, which will be offset by a reduction in monthly fuel cost resulting from lower natural gas prices. Those customers, he said, should see no increase in their monthly bill for a period of at least a year. The company will review fuel charges at the end of the 12 month period.

The three-member panel of the Oklahoma Corporation Commission must approve the settlement agreement before OG&E can implement new rates. New rates would be effective shortly after the Commission enters its final order.

OG&E, a subsidiary of Oklahoma City-based OGE Energy Corp. (NYSE: OGE), serves more than 775,000 electric customers in a service area spanning 30,000 square miles in Oklahoma and western Arkansas.